EX-99.e



                       INTERSTATE POWER COMPANY

                  AMENDED DEFERRED COMPENSATION PLAN



                               ARTICLE I

                                Purpose

     The purpose of this Plan is to provide for deferment of payment of salaries and director's fees of certain officers and directors of the Company.



                              ARTICLE II

                              Definitions

     (a)  "Company" means Interstate Power Company.

     (b) "Executive Committee" means the committee established by the Board of Directors of the Company pursuant to Article V of the By-Laws of the Company.

     (c) "Officer" means any person, who is an officer of the Company as defined in Article VI of the By-Laws of the Company, (whether or not he is also a director thereof), who is employed by the Company on a full-time basis, and who is compensated for such employment by a regular salary.

     (d) "Director" means any person duly elected, qualified and acting as such pursuant to the provisions of Article IV of the By-Laws of the Company.

     (e) "Compensation" shall include whatever salary or director's fees or other compensation may be payable to a participant for services rendered to the Company.

     (f) "Participant" means an officer or director of the Company a portion of whose compensation or fees is deferred under this Plan.

     (g) "Retirement" means a severance from the Company's employment upon or after attainment of an officer's "Retirement Date" as said term is defined in the Company's Restated Retirement Plan, or Retirement Policy for Directors, or severance for permanent disability at any age.

     (h) "Termination Date" shall mean the date of a Participant's severance from employment or directorship with the Company by death, retirement, resignation, discharge, or otherwise.


                              ARTICLE III

                            Administration

     (a) The Executive Committee appointed by the Board of Directors of the Company shall administer, construe, and interpret this Plan. No member of the Executive Committee shall be liable for any act done or determination made in good faith.

     (b) Any officer or director of the Company who elects to have any portion of his or her compensation or fees deferred in accordance with the provisions of this Plan shall give written notice of such election to the Executive Committee not less than sixty days prior to the start of a regular compensation period (monthly or other period as applicable) of any year during the period this Plan is in effect, specifying the portion of his or her salary or fees desired by him or her to be deferred during the specified regular compensation period. The Executive Committee shall, before the beginning of said compensation period following receipt of such notice, determine, in its absolute discretion, the portion of salary or fees to be deferred during said period, not exceeding the amount specified in such notice. After such election by an officer or director and such determination by the Executive Committee has been made as aforesaid, the amount of deferred compensation or fees so determined shall thereafter continue to be deferred, without necessity of any further action by said officer or director or committee, unless and until said officer or director or said committee shall give sixty days written notice prior to the commencement of any such regular compensation period of either a change in the amount, or discontinuance, of such deferred compensation, effective with the commencement of said specified regular compensation period.

     (c)  The construction and interpretation by the Executive
Committee of any provision of this Plan shall be final and conclusive. It shall determine, subject to the provisions of this Plan:

          (i) The officers or directors of the Company who shall participate in the Plan from time to time; and

          ii) The amount of each Participant's compensation to be deferred.

     (d) The Executive Committee may, in its discretion, delegate its routine administrative duties to an officer or employee, but may not delegate its authority to construe and interpret this Plan or make the determinations specified in Items (i) and (ii) of paragraph (c) of this Article III.



                              ARTICLE IV

         Establishment of Special Deferred Compensation Ledger

     The Company shall set up an appropriate record, hereinafter called the Special Deferred Compensation Ledger, and thereafter from time to time enter therein the name of each Participant, the amounts of salary and fees deferred, the period or periods of such deferral and computations of interest thereon. Interest on each account shall be credited monthly.



                               ARTICLE V

                Credits to the Accounts of Participants

     The Company shall credit to each Participant's account in the Special Deferred Compensation Ledger throughout the term of his or her employment or directorship with the Company, amounts equal to the amount of his or her compensation which are deferred in accordance with this Plan, plus interest thereon at the following monthly rates:
Beginning October 1, 1983 and for each month thereafter the monthly interest rate for the following month shall be the average yield for the previous two week trading period (as published regularly in the Wall Street Journal) of the Treasury Bonds, Notes and Bills maturing 30-months forward from the month in which the interest is to be credited.



                              ARTICLE VI

                         Payments of Benefits

     (a) Upon severance of any Participant from employment or directorship with the Company there shall be paid to him or her, or in the event of his or her death, to the person or persons designated under the provisions of paragraph (b) of this Article VI, sums of cash as herein provided for. The aggregate amounts then standing to his or her credit in the Special Deferred Compensation Ledger, inclusive of the additional sum equivalent to interest at the monthly rates set forth in Article V on the unpaid installments, will be paid in one lump sum payment or over a period of 60 or 120 months, as specified by the Participant withln the 60-day period immediately preceding the Participant's termination date. In the event of the Participant's death, said aggregate amounts will be paid in one lump sum payment or over a period of 60 or 120 months, under the provisions of paragraph
(b) of this Article VI. The first such payment is to be made within one month immediately following such death or the Participant's Termination Date as an officer or director, or in the case of a person serving in both capacities, the Termination Date of either position, that is, as an officer or as a director with the Company.

    In the event that a Participant or, after the Participant's death, his or her beneficiary as designated pursuant to paragraph (b) of this
Article VI, incurs a severe financial hardship, the Committee, in its sole discretion, may revise the payment schedule to the extent necessary to eliminate the severe financial hardship. The severe financial hardship must have been caused by an accident, illness, or event beyond the control of the Participant or, if applicable, his or her beneficiary.

     (b) Each person upon becoming a Participant shall file with the Secretary of the Company a notice in writing designating one or more Beneficiaries to whom payments otherwise due the Participant shall be made in the event of his or her death while in the employment or directorship of the Company or after severance therefrom.
Furthermore, the notice must specify whether the designated Beneficiary or Beneficiaries will be paid in one lump sum or over a period of 60 or 120 months in the event of the Participant's death.
In the event that more than one designated Beneficiary is named, the Participant must specify the manner in which the payments are to be divided amongst the Beneficiaries. The Participant shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Secretary of the Company.



                              ARTICLE VII

                         Limitation of Rights

     Nothing contained in this Plan can be construed to:

     (a) Give any officer or director of the Company any right to have any salary or director's fees deferred other than in the final discretion of the Executive Committee;

     (b) Limit in any way the right of the Company to terminate a Participant's employment or directorship with the Company at any time; or

     (c) Be evidence of any agreement or understanding, express or implied, that the Company will employ or elect a Participant as an officer or director in any particular position or at any particular rate or remuneration.



                             ARTICLE VIII

                      Non-Alienation of Benefits

     No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

     If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Executive Committee, cease and terminate, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or beneficiary, his or her spouse, children or other dependents, or any of them, in such manner and in such proportion as the Executive Committee may deem proper.


                              ARTICLE IX

                   Amendment or Termination of Plan

     (a) The Board of Directors may amend or terminate this Plan at any time.

     (b) Any amendment or termination of this Plan shall not adversely affect the rights of Participants or Beneficiaries to payments in accordance with Article VI hereof of amounts standing to the credit of Participants in the Special Deferred Compensation Ledger at the time of such amendment or termination.



                               ARTICLE X

                        Effective Date of Plan

     This Plan shall become operative and in effect as of November 20, 1969, but only with respect to salaries and director's fees deferred in accordance with the provisions hereof payable from and after January 1, 1970.


As amended thru January 30, 1990.